Spectrum Control Signs Definitive Agreement to Acquire
Micro Networks Corp.

Expands Spectrum's Microwave Products and Technologies

Fairview, PA, November 23, 2009, — Spectrum Control, Inc. ( NASDAQ:SPEC ), a leading designer and manufacturer of custom electronic products and systems, announced today that it has signed a definitive agreement to acquire substantially all of the assets and assume certain liabilities of Micro Networks Corporation ("Micro Networks"), a subsidiary of Integrated Device Technology, Inc. ( NASDAQ: IDTI ). Micro Networks, with operations in Worcester, MA and Auburn, NY, designs and manufactures high-performance data conversion products, custom modules, and a broad line of filters, oscillators, and delay lines based on surface acoustic wave ("SAW") technology. The transaction is expected to close by the end of November. The total purchase price of the acquisition is anticipated to approximate $13 million.

Dick Southworth, Spectrum Control's President and Chief Executive Officer, commented, "This acquisition reflects our continued commitment to product and technology expansion. Micro Networks' products include integrated microwave assemblies with hybrid circuit design, precision bulk acoustic wave ("BAW") delay lines and synthesizers. These complex products and related SAW technology are a natural complement and extension to our current Microwave Components and Systems Business. Substantially all of Micro Networks' products are used in defense and aerospace applications, including radar systems, missile defense systems, and secure communications". Recent annual revenues of Micro Networks have approximated $14 million.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of high-performance custom electronic solutions for the defense, aerospace, communications, and medical industries worldwide.  For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

Corporate Headquarters
8031 Avonia Road	Investor Relations
Fairview, PA 16415	John P. Freeman, Senior Vice President
Phone: 814/474-2207	and Chief Financial Officer
Fax: 814/474-2208	Spectrum Control, Inc.
Phone: 814/474-4310

SPECTRUM CONTROL, INC. 8031 Avonia Road, Fairview, PA 16415, Phone: (814) 474-2207, Fax: (814) 474-2208